EXHIBIT 99.2

Dear MicroIslet Shareholder:

It is my pleasure to greet you in my new role as the chief executive officer of the company. This has been a time of transition for the company and for the area of islet cell replacement therapy. I believe the changes are positive ones for MicroIslet and its shareholders and employees. Permit me to use this letter to provide you with an overview and update.

As you know, we experienced a change in our senior management at the beginning of 2006, with the resignation of William Kachioff as chief financial officer, followed shortly thereafter by the resignation of Haro Hartounian as president and chief operating officer. Upon Dr. Hartounian's resignation, I agreed to accept an offer from the board to assume the role of Interim President and CEO, and John Steel agreed to change his role from CEO to director of corporate development. Chairmanship of our board was assumed by Jay Hagenbuch. Both John Steel and I remain as directors on the board.

We also recently welcomed Dr. Bertram E. Walls to our board as a new independent director, which brought us back into compliance with the independent director requirements of the American Stock Exchange. The attached press release provides more details about Dr. Walls. He brings additional strength to a very competent and engaged board.

The strong scientific team that Dr. Hartounian assembled remains intact and dedicated to our mission. Kevin Hainley, an experienced public company financial executive, joined us as our interim CFO, and has overseen the process of completing our annual filing on Form 10-KSB. We have a truly outstanding team that is working with enthusiasm and commitment in pursuit of our goals on behalf of our shareholders.

There has been a significant amount of recent activity in academic institutions concerning the conceptual viability of islet cells as suitable candidates for replacement of islets in insulin deficient diabetes. In 2006, a team at the University of Minnesota published positive data on the use of porcine islets in conjunction with immunosuppression to reverse diabetes in non-human primates. This observation was followed by further work from a collaborative project between scientists at the University of Alberta, Canada, and scientists at Emory University School of Medicine, where data released in 2006 appeared to show that fetal porcine islets in conjunction with immunosuppression were able to effectively reverse the diabetic condition in non-human primates.

Also, the March 2006 edition of Science published reports from Washington University, the Joslin Diabetes Center, and the University of Chicago confirming portions of the earlier studies of Dr. D. Faustman from Harvard Medical School on the restoration of function in residual islet beta cells (the components of islet cells which produce insulin) following interruption of the autoimmune response that destroys beta cells in special strains of genetically-diabetic mice. These results are thought by these investigators to provide evidence of the formation of new beta cells from splenic lymphocytes or new insulin-producing cells from residual beta cell precursors in these insulin-deficient mice.

It remains unclear whether these studies have practical application as an approach for human diabetes, but a Phase I clinical trial has been developed to test the feasibility of this premise.

I believe these recent academic findings provide further validation of the potential for isolated islet cell replacement therapy in type 1 diabetes, particularly when considered against the considerable additional body of published work in various animal models, as well as the work of the Edmonton Group and others in humans. And more specifically, I believe the recent work done at University of Minnesota, University of Alberta, Canada, and Emory University School of Medicine provides further validation of the utility of isolated pig islets for replacement therapy.

I note that MicroIslet's proprietary encapsulation approach is designed to avoid or minimize the need for chronic immunosuppression, whereas the findings described above have relied substantially on immunosuppression or manipulation of the immune system.

What are the implications for MicroIslet? There are several important ones that I would summarize as follows:

         o MicroIslet has an exclusive arrangement with the Mayo Clinic for provision of designated pathogen-free pigs for the treatment of diabetes. Under FDA regulations, islet cells for human transplantation must be sourced from designated pathogen-free pigs. We are not aware of any other facility in the United States that is presently able to supply designated pathogen-free pigs.

         o MicroIslet's advanced encapsulation technology platform provides a unique approach for the protection of transplanted islets against immune system attack, designed to minimize or eliminate the need for chronic immunosuppression.

         o MicroIslet's advanced encapsulation technology platform allows us to control the microenvironment of the encapsulated islets, providing potential approaches for local inhibition of the immune response rather than systemic immunosuppression.

         o MicroIslet's approach of using of stable, mature porcine islet cells without the co-administration of growth-promoting cocktails avoids the concerns implicated with the use of fetal islets or growth-activated cells from other sources, including cell differentiation or potential unregulated cell growth and tumor-like conditions subsequent to transplantation.

In summary, MicroIslet's islet replacement program combines an existing supply of suitable cells with a proprietary approach for addressing immune response, both of which are essential elements for a sustainable program of successful transplantation of any non-autologous islets, regardless of origin. We believe that the recent academic findings described above provide encouragement for the approaches developed by MicroIslet.

We are often asked about stem cells. While we believe that the stem cell approach has potential, it is still very early-stage, and has not yet demonstrated the ability to produce a complex, viable, functioning population of islets suitable for human transplantation. Much work would need to be done to demonstrate the viability of a stem cell approach.

It is also possible that MicroIslet's proprietary encapsulation technology would be useful to a stem cell approach, as encapsulation has the potential to control growth, protect the cells, and sustain cellular function. Of course, it is too early to predict with any certainty whether our approach will be complimentary to a stem cell approach.

Clearly there remains much to be learned and done in this exciting area, and MicroIslet remains at an early stage, with many risks and challenges ahead. We are pleased with the developments published to date, which we believe continue to carve out a space for important contribution of MicroIslet's strategy and portfolio of encapsulation technologies.

Our primate studies are proceeding, and it is our hope to be able to report on the findings from these studies in the near future. Please remember that this is highly-sophisticated work being pursued in animals who are often as different from one another as you and I, and thus do not always have the same responses to the same treatment interventions. Subject to the availability of funding, we hope to complete in the second half of 2006 all of the formal animal studies to demonstrate safety and efficacy in support of human clinical trials. Once we are comfortable with the safety and efficacy results of these studies we plan to file the investigational new drug application (IND) with the FDA.

In the second half of 2006, we also plan, subject to availability of funding, to initiate allotransplantation human clinical studies involving the transplantation of human islet cells from one human to another using our encapsulation processes. We hope these studies will validate the effectiveness of our microencapsulation technology for immunoisolation in humans prior to clinical trials.

It is our hope that in 2007 we will be in a position to begin clinical trials in humans with type 1 diabetes. Of course, the nature of our work involves a great degree of risk, and unplanned difficulties, delays and costs are a fact of life for early stage biotechnology companies.

The challenges are not inconsequential, but our team is superb, our technology is leading-edge, our confidence and enthusiasm are high, and we appreciate your patience and continued strong support.


Very truly yours,


/s/ James R. Gavin III, M.D., Ph.D.

James R. Gavin III, M.D., Ph.D.
Interim President and Chief Executive Officer

ABOUT MICROISLET

MicroIslet is a biotechnology company engaged in the research, development, and commercialization of patented technologies in the field of transplantation therapy for people with insulin-dependent diabetes. MicroIslet's patented islet transplantation technology, exclusively licensed from Duke University, includes methods for isolating, culturing, cryopreservation, and immuno-protection (microencapsulation) of islet cells. MicroIslet is working to develop and commercialize a first product, called MicroIslet-P(TM), a microencapsulated porcine islet cell suspension that will be used for transplantation in patients with insulin-dependent diabetes. Additional information about MicroIslet can be found at www.microislet.com.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS LETTER ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY, INCLUDING MICROISLET'S ABILITY TO CONTINUE AS A GOING CONCERN, THE RISKS AND UNCERTAINTIES INHERENT IN MEDICAL TREATMENT DISCOVERY, DEVELOPMENT AND COMMERCIALIZATION, THE RISKS AND UNCERTAINTIES ASSOCIATED WITH MICROISLET'S EARLY STAGE XENOTRANSPLANTATION TECHNOLOGIES, THE RISKS AND UNCERTAINTIES OF GOVERNMENTAL APPROVALS AND REGULATION, MICROISLET'S NEED TO RAISE SUBSTANTIAL ADDITIONAL CAPITAL TO CONCLUDE THE RESEARCH AND STUDIES DESCRIBED HEREIN, THE RISKS THAT MICROISLET'S COMPETITORS WILL DEVELOP, LICENSE OR MARKET TECHNOLOGIES OR PRODUCTS THAT ARE MORE EFFECTIVE OR COMMERCIALLY ATTRACTIVE THAN MICROISLET'S PRODUCTS, OR ARE MORE QUICKLY BROUGHT TO MARKET, AND OTHER RISKS DETAILED FROM TIME TO TIME IN MICROISLET'S MOST RECENT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. PLEASE SEE THE SECTION ENTITLED "BUSINESS RISKS" IN MICROISLET'S FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE HEREOF. MICROISLET DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS.